EXHIBIT 99.1



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News Release         Ashland Logo



                                            FOR FURTHER INFORMATION:
                                            Media Relations
                                            Jim Vitak
                                            (614) 790-3715
                                            jevitak@ashland.com

                                            FOR IMMEDIATE RELEASE:
                                            May 31, 2006


ASHLAND COMPLETES PURCHASE
OF DEGUSSA WATER TREATMENT BUSINESS

COVINGTON, Ky. - Ashland Inc. (NYSE: ASH) announced today that it has completed its purchase of the water treatment business of Degussa AG - branded under the Stockhausen name - in North America, South America, western Europe and most of the rest of the world. In the areas where the purchase has not been completed, the parties have undertaken necessary steps to ensure that statutory requirements are met for the expected regulatory approvals. The entire transaction is valued at approximately 122 million euros.

     The Stockhausen business will be known as Environmental and Process Solutions and operate as a business group of Ashland Water Technologies, a business of Ashland Specialty Chemical, a division of Ashland Inc.

     "With this transaction, we significantly expand our technology base and product lines through the addition of water soluble polymer technology, greatly enhancing our offering to our customers," said Len Gelosa, senior vice president, Ashland Water Technologies. "Further, we expand our presence in strong existing markets like Europe and the U.S., as well as new growth markets like China, Russia and Brazil."

     Five manufacturing facilities located in Germany, China, Brazil, Russia and the United States are included in the transaction. The Degussa water treatment business posted 2005 sales of nearly $250 million.

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ASHLAND COMPLETES PURCHASE OF DEGUSSA WATER TREATMENT BUSINESS - 2

     Ashland Water Technologies, a business of Ashland Specialty Chemical, is a supplier of chemical and non-chemical water-treatment solutions for industrial and commercial facilities. It provides industrial, commercial and institutional water treatments, wastewater treatment, pathogen control, paint and coating additives, pulp and paper processing and mining chemistries. In addition, it also provides boiler and cooling water treatments, fuel treatments, welding, refrigeration and sealing products; and fire fighting, safety and rescue products and services for the merchant marine industry.

     Ashland Specialty Chemical, a division of Ashland Inc., is a leading, worldwide supplier of specialty chemicals serving industries including adhesives, automotive, composites, metal casting, merchant marine, paint, paper, plastics, watercraft and water treatment. Visit www.ashspec.com to learn more about these operations.

     Ashland Inc. (NYSE: ASH) is a FORTUNE 500 chemical and transportation construction company providing products, services and customer solutions throughout the world. To learn more about Ashland, visit www.ashland.com.

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